CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-158443) regarding the registration of 5,000,000 shares of common stock issuable pursuant to the 2009 Stock Incentive Plan of Royal Mines And Minerals Corp. (the "Company") and in the Registration Statement on Form S-8 (No. 333-163643) regarding the registration of 10,000,000 shares of common stock issuable pursuant to the 2010 Stock Incentive Plan and the Registration Statement on Form S-8 (No. 333-163643) regarding the registration of 10,000,000 shares of common stock issuable pursuant to the 2010 Stock Incentive Plan of the Company of our report dated July 27, 2010 relating to the April 30, 2010 audited financial statements of the Company which appear in this Annual Report on Form 10-K for that period.

/s/ Sarna & Company
Sarna & Company
Certified Public Accountants

Westlake Village, CA
July 27, 2010